RESIDENTIAL ASSET SECURITIES CORPORATION
                                     Company


                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer


                       Mortgage Pass-Through Certificates
                                 Series 1997-KS3


                        Supplement dated August 26, 1997
                                       to
                   Prospectus Supplement dated August 22, 1997
                                       and
                        Prospectus dated August 22, 1997


         The calculation of the "Maximum Class A-II Rate" appearing on pages S-6 and S-47 of the Prospectus Supplement should be disregarded and replaced with the following:

              a per annum rate (the "Maximum Class A-II Rate") equal
             to (x)(1) one-twelfth of the aggregate Stated Principal Balance of the Group I Loans multiplied by the weighted average of the Net Mortgage Rates on such Mortgage
          Loans as of the Due Date immediately preceding the
          related Due Period, divided by (2) the Certificate Principal
            Balance of the Group I Certificates multiplied by (y) 360
          divided by the actual number of days in the related Interest
                                 Accrual Period.
                                                           --------------

         THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

         UNTIL NINETY DAYS AFTER THE DATE OF THIS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Prudential Securities Incorporated
Residential Funding Securities Corporation

The date of this Supplement is August 26, 1997.


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